Exhibit 99.1

SUPERVALU Reports Third Quarter Fiscal 2010 Earnings

  Earnings Per Share Exceed First Call Consensus
  Company Affirms Full-Year EPS Guidance
  Management Provides Fiscal 2011 Capital Spending Guidance

MINNEAPOLIS--(BUSINESS WIRE)--January 12, 2010--SUPERVALU INC. (NYSE: SVU) today reported third quarter fiscal 2010 net sales of $9.2 billion and net earnings of $109 million, or $0.51 per diluted share. Craig Herkert, SUPERVALU’s chief executive officer and president said, “I am pleased to report earnings in line with our expectations. Sales were softer than we had anticipated, but earnings per share, even before the impact from the Salt Lake City retail market exit, beat First Call consensus. Results largely reflect the benefit of stabilizing margins and better controls over expenses, two key areas of focus since my arrival. We recognize the challenging environment we face for the balance of the year, but continue to position the company for long-term success by focusing on activities that are sustainable and will best serve the local needs of our customers.” Herkert added, “We are affirming our full-year earnings guidance provided in October.”

In the third quarter of fiscal 2009, net sales were $10.2 billion and the company reported a loss of $2.9 billion, or $13.95 per diluted share, which included non-cash goodwill and intangible asset impairment charges of $3.3 billion pre-tax or $3.1 billion after-tax, or $14.57 per diluted share. When adjusted for the non-cash impairment charges, third quarter fiscal 2009 net earnings were $132 million or $0.62 per diluted share.

Third Quarter Results

Retail food net sales were $7.1 billion in the third quarter compared to $7.9 billion last year, a decline of 9.4 percent. This change primarily reflects the impact of negative 6.5 percent identical store sales, the Salt Lake City retail market exit and previously announced store closures. The identical store sales performance was driven by a challenging economic environment, heightened competitive activity, and deflationary pressures. Total retail square footage at the end of the third quarter was approximately 67 million. Total retail square footage decreased 5.3 percent from the third quarter of fiscal 2009. Excluding the Salt Lake City market exit and other store closures, total retail square footage increased 0.5 percent over the third quarter of fiscal 2009.

Supply chain services net sales were $2.1 billion in the third quarter compared to $2.3 billion last year, a decrease of 9.2 percent, primarily reflecting the completion of Target’s previously announced plans to transition certain volume to self-distribution.

Gross profit was $2.1 billion in the third quarter, or 22.4 percent of net sales compared to $2.3 billion or 22.4 percent of net sales last year. Gross margins were flat, as a percent to sales, as investments in price and promotional activities were offset primarily by a lower LIFO charge.

Selling and administrative expenses in the third quarter were $1.8 billion, or 19.0 percent of net sales, including a $22 million pre-tax net gain from the Salt Lake City retail market exit and $4 million in pre-tax costs related to previously announced store closures. Excluding these items, selling and administrative expenses were 19.2 percent of net sales. In the third quarter of fiscal 2009, selling and administrative expenses were $1.9 billion, or 18.9 percent of net sales. The increase in selling and administrative expenses, as a percent to sales, was largely attributable to reduced sales leverage that more than offset the savings achieved from ongoing cost reduction initiatives.

Retail food operating earnings were $269 million in the third quarter, or 3.8 percent of net sales. Excluding the impact from the Salt Lake City retail market exit and previously announced store closures, retail food operating earnings in the third quarter were $251 million or 3.5 percent of net sales. In fiscal 2009, retail food operating loss was $2.9 billion which included $3.3 billion in pre-tax impairment charges. Excluding these impairment charges, retail food operating earnings in the third quarter of fiscal 2009 were $309 million, or 3.9 percent of net sales. The decrease in operating margin, as a percent to sales, primarily reflects the impact of heightened competitive activity, increased investments in price and promotional activities, and reduced sales leverage.

Supply chain services operating earnings were $64 million, or 3.1 percent of net sales, compared to $69 million, or 3.0 percent of net sales last year.

Net interest expense for the third quarter was $131 million compared to $143 million last year, reflecting lower interest rates and reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $68 million, or 38.8 percent of pre-tax income in the third quarter of fiscal 2010, compared to an income tax benefit of $90 million, or 3.0 percent of pre-tax loss in the third quarter of fiscal 2009. The tax rate for the third quarter of fiscal 2009 reflected the impact of impairment charges, the majority of which was not deductible for tax purposes. Excluding the impact of the impairment charges, the tax rate for the third quarter of fiscal 2009 was 39.0 percent.

Year-to-date net cash flows from operating activities were $798 million compared to $1.1 billion in the prior year. Year-to-date net cash flows used in investing activities were $357 million compared to $826 million in the prior year, primarily reflecting lower year-to-date capital spending compared to the prior year. Year-to-date capital spending was $555 million, including approximately $3 million in capital leases, compared to $949 million last year, including approximately $15 million in capital leases. Year-to-date capital spending primarily reflects remodels and new stores. Year-to-date net cash flows used in financing activities were $449 million compared to $96 million in the prior year, reflecting a $304 million reduction in debt and capital lease obligations.

Diluted weighted-average shares outstanding for the third quarter were 213 million shares compared to 211 million shares last year. For the third quarter of fiscal 2009, diluted loss per share was computed using the basic weighted-average number of shares outstanding and excluded all outstanding stock options and restricted stock as the effect of their inclusion would be anti-dilutive when applied to a net loss.

Fiscal 2010 Guidance

Commenting on fiscal 2010 guidance, Herkert stated, “We are on track to deliver our earnings guidance. Sales remain under pressure and, with our focus on margins and expense management, we are countering the underperformance on the top line.” Identical store sales are now projected to be approximately negative 5 percent for the year compared to the previous guidance of approximately negative 4 percent. Fiscal 2010 net earnings per diluted share are expected to be in the range of $1.95 to $2.05 on a GAAP basis and $2.01 to $2.11 on an adjusted basis, when excluding costs related primarily to store closures.

Reconciliation of GAAP to Non-GAAP(1)	Fiscal 2010 Guidance
GAAP diluted net earnings per share	$1.95 to $2.05
Non-GAAP adjustments:
Costs related primarily to store closures	$0.06
Non-GAAP adjusted diluted net earnings per share(1)	$2.01 to $2.11

(1) Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain one-time costs. We believe that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

SUPERVALU’s fiscal 2010 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $41 billion;
  Sales in the traditional food distribution business are expected to decline approximately nine percent, primarily reflecting the completion of Target’s previously announced plans to transition certain volume to self-distribution;
  Consumer spending will continue to be pressured;
  Previously announced store closure and cost mitigation activities will total approximately $20 million in pre-tax charges, or $0.06 per diluted share;
  The full-year impact of the Salt Lake City market exit is expected to be a pre-tax gain of approximately $3 million, or $0.01 per diluted share;
  The effective tax rate is estimated to be approximately 38.6 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 million, which will include 65 to 70 major store remodels, 25 to 30 minor remodels, three new traditional supermarkets and 45 to 50 new hard discount stores, including licensed stores; and
  Debt reduction is estimated to be approximately $700 million.

Fiscal 2011 Capital Spending Guidance

Commenting on fiscal 2011 capital spending, Herkert said, “We are committed to reducing leverage while we invest in retail stores. Consistent with my vision, we will be prudent in capital allocation, focusing on merchandising initiatives, store remodels and growth of our Save-A-Lot format. Overall, I am pleased with the progress we are making to revamp our store investment program to more effectively drive results.”

The company announced its fiscal 2011 capital spending plan of approximately $700 million. Included in the plan are in-store merchandising initiatives benefiting more than 300 stores. In addition, store development plans include 60 to 75 major store remodels, 30 to 40 minor store remodels, two replacement stores and approximately 100 hard discount stores, including licensed locations.

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with pass code 48709077 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through January 25, 2010.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $41 billion. SUPERVALU serves customers across the United States through a network of approximately 4,290 stores composed of approximately 1,200 traditional and premium stores, including 850 in-store pharmacies; 1,180 hard discount Save-A-Lot stores, of which 860 are operated by licensee owners; and 1,910 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 170,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of acquired businesses, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	December 5, 2009		November 29, 2008
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$9,216	100.0%	$10,171	100.0%
Cost of sales	7,156	77.6%	7,891	77.6%
Gross profit	2,060	22.4%	2,280	22.4%

Selling and administrative expenses	1,752	19.0%	1,921	18.9%
Goodwill and intangible asset impairment charges	-	-	3,250	32.0%
Operating earnings (loss)	308	3.3%	(2,891)	(28.4)%

Interest expense, net	131	1.4%	143	1.4%
Earnings (loss) before income taxes	177	1.9%	(3,034)	(29.8)%
Income tax provision (benefit)	68	0.7%	(90)	(0.9)%

Net earnings (loss)	$109	1.2%	$(2,944)	(28.9)%

Net earnings (loss) per share
Basic	$0.51		$(13.95)
Diluted	$0.51		$(13.95)
Weighted average number of shares outstanding
Basic	212		211
Diluted	213		211

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	December 5, 2009		November 29, 2008
(In millions, except per share data)	(40 weeks)	% of net sales	(40 weeks)	% of net sales

Net sales	$31,392	100.0%	$33,744	100.0%
Cost of sales	24,396	77.7%	26,110	77.4%
Gross profit	6,996	22.3%	7,634	22.6%

Selling and administrative expenses	6,081	19.4%	6,477	19.2%
Goodwill and intangible asset impairment charges	-	-	3,250	9.6%
Operating earnings (loss)	915	2.9%	(2,093)	(6.2)%

Interest expense, net	439	1.4%	474	1.4%
Earnings (loss) before income taxes	476	1.5%	(2,567)	(7.6)%
Income tax provision	180	0.6%	87	0.3%

Net earnings (loss)	$296	0.9%	$(2,654)	(7.9)%

Net earnings (loss) per share
Basic	$1.39		$(12.56)
Diluted	$1.39		$(12.56)
Weighted average number of shares outstanding
Basic	212		211
Diluted	213		211

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	December 5, 2009	November 29, 2008
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$7,120	$7,861
% of total	77.3%	77.3%
Supply chain services	2,096	2,310
% of total	22.7%	22.7%
Total net sales	$9,216	$10,171
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$269	$(2,941)
% of sales	3.8%	(37.4)%
Supply chain services	64	69
% of sales	3.1%	3.0%
Corporate	(25)	(19)
Total operating earnings (loss)	308	(2,891)
% of sales	3.3%	(28.4)%
Interest expense, net	131	143
Earnings (loss) before income taxes	177	(3,034)
Income tax provision (benefit)	68	(90)
Net earnings (loss)	$109	$(2,944)

LIFO charge	$8	$21

Depreciation and amortization
Retail food	$201	$233
Supply chain services	19	21
Total	$220	$254

(1) For the third quarter of fiscal 2009 the Company recorded a preliminary estimate of impairment charges of $3,250, comprised of $3,000 of goodwill at certain Retail food reporting units and $250 of indefinite-lived trademarks and tradenames related to New Albertson’s, Inc. trademarks and other intangible assets. In the fourth quarter of fiscal 2009 the Company finalized the impairment analysis and recorded additional impairment charges of $274, before tax, comprised of $223 to goodwill for the same Retail food reporting units and $51 to the same indefinite-lived trademarks and tradenames and other intangible assets.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	December 5, 2009	November 29, 2008
(In millions)	(40 weeks)	(40 weeks)

Net sales
Retail food	$24,431	$26,168
% of total	77.8%	77.5%
Supply chain services	6,961	7,576
% of total	22.2%	22.5%
Total net sales	$31,392	$33,744
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$768	$(2,258)
% of sales	3.1%	(8.6)%
Supply chain services	209	232
% of sales	3.0%	3.1%
Corporate	(62)	(67)
Total operating earnings (loss)	915	(2,093)
% of sales	2.9%	(6.2)%
Interest expense, net	439	474
Earnings (loss) before income taxes	476	(2,567)
Income tax provision	180	87
Net earnings (loss)	$296	$(2,654)

LIFO charge	$29	$58

Depreciation and amortization
Retail food	$673	$755
Supply chain services	62	68
Total	$735	$823

(1) For the third quarter of fiscal 2009 the Company recorded a preliminary estimate of impairment charges of $3,250, comprised of $3,000 of goodwill at certain Retail food reporting units and $250 of indefinite-lived trademarks and tradenames related to New Albertson’s, Inc. trademarks and other intangible assets. In the fourth quarter of fiscal 2009 the Company finalized the impairment analysis and recorded additional impairment charges of $274, before tax, comprised of $223 to goodwill for the same Retail food reporting units and $51 to the same indefinite-lived trademarks and tradenames and other intangible assets.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 5,	February 28,
(In millions)	2009	2009
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$232	$240
Receivables, net	860	874
Inventories	2,826	2,709
Other current assets	224	282

Total current assets	4,142	4,105

Property, plant and equipment, net	7,216	7,528

Goodwill	3,734	3,748

Intangible assets, net	1,527	1,584

Other assets	555	639

Total assets	$17,174	$17,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,969	$3,067
Current maturities of long-term debt and capital lease obligations	260	516
Other current liabilities	773	889

Total current liabilities	4,002	4,472

Long-term debt and capital lease obligations	7,920	7,968

Other liabilities	2,465	2,583

Total stockholders' equity	2,787	2,581

Total liabilities and stockholders’ equity	$17,174	$17,604

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	December 5, 2009	November 29, 2008
(In millions, except per share data)	(40 weeks)	(40 weeks)

Cash flows from operating activities
Net earnings (loss)	$296	$(2,654)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	-	3,250
Asset impairment and other charges	25	11
Depreciation and amortization	735	823
LIFO charge	29	58
Gain on sale of assets	(41)	(17)
Deferred income taxes	123	(123)
Stock-based compensation	25	36
Other	19	(21)
Changes in operating assets and liabilities	(413)	(279)
Net cash provided by operating activities	798	1,084
Cash flows from investing activities
Proceeds from sale of assets	193	93
Purchases of property, plant and equipment	(552)	(934)
Other	2	15
Net cash used in investing activities	(357)	(826)
Cash flows from financing activities
Proceeds from issuance of long-term debt	963	396
Payment of long-term debt and capital lease obligations	(1,293)	(370)
Dividends paid	(110)	(109)
Payment for purchase of treasury shares	-	(23)
Other	(9)	10
Net cash used in financing activities	(449)	(96)
Net (decrease) increase in cash and cash equivalents	(8)	162
Cash and cash equivalents at beginning of year	240	243
Cash and cash equivalents at end of period	$232	$405

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com